Exhibit 99.2

Diplomat Acquisition of BioRx, LLC February 26, 2015

Transaction Summary

Target	• BioRx, LLC • Specialty pharmacy and infusion services company that provides treatments for patients with ultra-orphan and rare, chronic diseases based in Cincinnati, Ohio • 2014 revenue of ~$227 million and EBITDA of ~$23 million
Purchase Price	• $315 million gross purchase price • $265 million adjusted purchase price - Net of future tax benefit of approximately $50 million - Represents ~11.5x trailing CY 2014 EBITDA • One year contingent earnout of additional $35 million in DPLO stock subject to an EBITDA-based target
Consideration	• $210 million in cash - Committed financing provided by GE Capital • $105 million in stock, representing ~4 million shares - Pro forma ownership of ~7% (pre-earnout) • Expected to be accretive to EPS in first full year post-close
Management	• BioRx co-founders have made multi-year commitments to help lead the Diplomat specialty infusion organization
Anticipated Closing	• The transaction is anticipated to close in the next 30-60 days • Subject to regulatory approvals and other customary closing conditions

DIPLOMAT

1

Strong Strategic Value For Diplomat 2 Benefits Diplomat’s primary constituents: Broadens patient offerings Meets Pharma’s demand for multi-channel reach Addresses Payors’ desires to shift site of care to a lower cost setting Adds significant scale to our specialty infusion business Diplomat is now one of the nation’s top specialty infusion providers Provides ability to compete for national contracts Offers both revenue and cost synergies Increases exposure to higher margin businesses Potential for addition of new disease states & therapeutic categories

Founded in 2004 Unique additional limited distribution drugs Focuses on treating small patient populations with rare diseases, which typically have complex treatment protocols at high costs, similar to Diplomat Pure specialty & nutrition portfolio with strong immuno-therapy volume BioRx Snapshot Revenue History 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 CAGR ‘05 to ‘14 of 41% 3